Exhibit 99.1

NEWS RELEASE
Superior Uniform Group, Inc.
An American Stock Exchange Listed Company
10055 Seminole Boulevard
Seminole, Florida 33772-2539
Telephone (727) 397-9611
Fax (727) 803-9623

Contact: Andrew D. Demott, Jr., CFO	For Immediate Release
(727) 803-7135

SUPERIOR UNIFORM GROUP REPORTS FIRST QUARTER EARNINGS

SEMINOLE, Florida - April 22, 2005 – Michael Benstock, Chief Executive Officer of Superior Uniform Group, Inc. (AMEX: SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the first quarter ended March 31, 2005, sales were $31,857,089 compared with 2004 first quarter sales of $33,765,220. Net earnings were $139,443 or $.02 per share (diluted) compared to 2004 first quarter earnings of $1,130,468 or $.15 per share (diluted).

In making the earnings announcement, Mr. Benstock stated: “Our revenues and earnings were significantly affected by the January implementation of our new Warehouse Management System. Revenues were down approximately $1.9 million or 6% as compared to the first quarter of 2004. During the latter half of January and through the month of February, we experienced significant difficulty in shipping customer orders. As a result, sales for the first two months of the quarter were down approximately $2.8 million. We continue to improve the operating efficiency of the system and were able to make up approximately $900,000 in revenues during the month of March as compared to the prior year month. Our backlog of open orders at the end of the first quarter was approximately $7.5 million as compared to $6.0 million for the same period last year. Earnings were significantly impacted as a result of the decline in revenues and as a result of approximately $375,000 of increased overtime required to process orders during the quarter ended March 31, 2005. While the system is not yet operating at peak performance levels, we are seeing decreases in the overtime requirements and increasing revenue levels.”

Superior Uniform Group, through its Signature marketing brands – Fashion Seal®, Fashion Seal Healthcare™, Martin’s®, Worklon®, Sope Creek® and UniVogue™ – manufactures and sells a wide range of uniforms, corporate I.D., career apparel and accessories for the hospital and healthcare fields; hotels; fast food and other restaurants; and public safety, industrial, transportation and commercial markets, as well as corporate and resort embroidered sportswear.

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Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

SUPERIOR UNIFORM GROUP, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

THREE MONTHS ENDED MARCH 31,

(Unaudited)

	2005	2004
Net sales	$31,857,089	$33,765,220

Costs and expenses:
Cost of goods sold	21,515,614	22,538,900
Selling and administrative expenses	9,980,168	9,317,791
Interest expense	141,864	158,061

	31,637,646	32,014,752

Earnings before taxes on income	219,443	1,750,468
Taxes on income	80,000	620,000

Net earnings	$139,443	$1,130,468

Basic net earnings per common share	$0.02	$0.15

Diluted net earnings per common share	$0.02	$0.15

Dividends per common share	$0.135	$0.135

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SUPERIOR UNIFORM GROUP, INC.

CONSOLIDATED BALANCE SHEETS

MARCH 31,

(Unaudited)

	2005	2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$151,821	$11,869,778
Accounts receivable and other current assets	29,672,797	28,047,092
Inventories	47,714,968	37,410,289

TOTAL CURRENT ASSETS	77,539,586	77,327,159

PROPERTY, PLANT AND EQUIPMENT, NET	21,725,009	19,156,550
GOODWILL	1,617,411	1,617,411
OTHER INTANGIBLE ASSETS	1,428,952	1,681,083
OTHER ASSETS	7,425,616	6,078,078

	$109,736,574	$105,860,281

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$9,089,225	$6,336,597
Accrued expenses	4,097,143	6,680,755
Current portion of long-term debt	1,945,386	1,200,365

TOTAL CURRENT LIABILITIES	15,131,754	14,217,717

LONG-TERM DEBT	7,298,781	5,956,839
DEFERRED INCOME TAXES	855,000	100,000
SHAREHOLDERS’ EQUITY:
Preferred stock, $1 par value - authorized 300,000 shares (none issued)	—	—
Common stock, $.001 par value - authorized 50,000,000 shares; issued and outstanding 7,450,937, and 7,422,437, respectively	7,451	7,422
Additional paid-in capital	15,396,596	14,215,659
Retained earnings	71,259,992	72,015,644
Cumulative Comprehensive Income (Loss)	(213,000)	(653,000)

TOTAL SHAREHOLDERS’ EQUITY	86,451,039	85,585,725

	$109,736,574	$105,860,281